EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 13, 2004, relating to the financial statements and financial statement schedule of Watson Wyatt & Company Holdings, which appears in the Watson Wyatt & Company Holdings’ Annual Report on Form 10-K for the year ended June 30, 2004.

PricewaterhouseCoopers LLP

Washington, D.C.

December 10, 2004